Exhibit 99.1

GTx Announces Early Completion of Patient Enrollment in the ASTRID Trial, a Phase 2 Clinical Trial of Enobosarm in Stress Urinary Incontinence

— Top-line results from placebo-controlled clinical trial expected early in the fourth quarter of 2018 —

MEMPHIS, Tenn. — April 9, 2018 — GTx, Inc. (Nasdaq: GTXI) today announced that it has completed patient enrollment several months ahead of schedule in its placebo-controlled, Phase 2 clinical trial of enobosarm in postmenopausal women with stress urinary incontinence (SUI). The ASTRID (Assessing Enobosarm for Stress Urinary Incontinence Disorder) trial enrolled 493 women at over 60 clinical trial centers across the United States. Top-line results are expected early in the fourth quarter this year.

“Due to overwhelming interest from women wanting to participate in the clinical trial, and the extraordinary teamwork by the clinical trial centers, enrollment in the ASTRID trial was completed in approximately eight months, with enrollment exceeding the 400 patients planned per protocol,” said Robert J. Wills, Ph.D., Executive Chairman of GTx. “The ASTRID trial has the same enrollment inclusion/exclusion criteria as the company’s enobosarm proof-of-concept clinical trial in SUI that provided the compelling data previously announced.”

About the Phase 2 ASTRID Clinical Trial

The ASTRID (Assessing Enobosarm for Stress Urinary Incontinence Disorder) trial is an ongoing, placebo-controlled Phase 2 clinical trial in postmenopausal women with SUI. Top-line results from ASTRID are expected early in the fourth quarter of 2018. The rationale for evaluating enobosarm as a treatment for SUI is supported by a Phase 2 proof-of-concept clinical trial, the results of which were outlined at the Society of Urodynamics, Female Pelvic Medicine and Urogenital Reconstruction (SUFU) meeting in March 2018, and preclinical in vivo data demonstrating increases in pelvic floor muscle mass following treatment with GTx’s SARM compounds, including enobosarm. More information about the ASTRID clinical trial can be found here.

About Enobosarm and SUI

Enobosarm, a selective androgen receptor modulator (SARM), has been evaluated in 25 completed or ongoing clinical trials. These clinical trials have enrolled over 2,100 subjects, of which approximately 1,500 subjects were treated with enobosarm at doses ranging from 0.1 mg to 100 mg. At all evaluated dose levels, enobosarm was observed to be generally safe and well tolerated.

About Stress Urinary Incontinence

Stress urinary incontinence (SUI) refers to the unintentional leakage of urine during activities that increase abdominal pressure such as coughing, sneezing or physical exercise. SUI, the most common type of incontinence suffered by women, affects up to 35 percent of adult women in the United States. There are a variety of treatments that are used to treat SUI in women, such as behavioral modification and pelvic floor physical therapy, especially as initial treatment options. As the condition worsens, bulking agents and surgical procedures are often the most widely used treatments.

About GTx

GTx, Inc., headquartered in Memphis, Tenn., is a biopharmaceutical company dedicated to the discovery, development and commercialization of medicines to treat serious and/or significant unmet medical conditions, including SUI and prostate cancer.

Forward-Looking Information is Subject to Risk and Uncertainty

This press release contains forward-looking statements based upon GTx’s current expectations. Forward-looking statements involve risks and uncertainties, and include, but are not limited to, statements relating to GTx’s ongoing clinical development of enobosarm (GTx-024) for the treatment of stress urinary incontinence (SUI). GTx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risks (i) that the Phase 2 placebo-controlled clinical trial being conducted by GTx for the treatment of SUI may not be completed on schedule; (ii) that additional clinical development of enobosarm for the treatment of SUI will be required beyond the two ongoing Phase 2 studies; and (iii) any future development of enobosarm as a treatment for SUI is contingent on obtaining sufficient additional capital to permit such development, which it may be unable to do. In addition, GTx will continue to need additional funding and may be unable to raise capital when needed, which would force GTx to delay, reduce or eliminate its product candidate development programs and potentially cease operations. GTx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. GTx’s annual report on Form 10-K for the year ended December 31, 2017, contains under the heading, “Risk Factors”, a more comprehensive description of these and other risks to which GTx is subject. GTx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Source: GTx, Inc.

GTx, Inc.
Investors:
Argot Partners
Kimberly Minarovich or Sam Martin
212-600-1902

or

Media:
Red House Consulting
Denise Powell, 510-703-9491
denise@redhousecomms.com